Exhibit 99.1

JER Investors Trust Inc. Appoints Tae-Sik Yoon as Chief Financial Officer

JER Investors Trust Inc. (NYSE:JRT) today announced that Tae-Sik Yoon has been appointed Chief Financial Officer effective September 2, 2005. Kari L. Doescher, currently the Chief Financial Officer, informed the Company of her intent to resign, citing personal reasons including plans to relocate out of the Washington, DC metropolitan area. Ms. Doescher will continue as Chief Financial Officer of the Company until September 2, 2005.

Tae-Sik Yoon is the Chief Financial Officer and a Managing Director of J.E. Robert Company, Inc. and its affiliate JER Commercial Debt Advisors LLC, the management company of JER Investors Trust Inc. Mr. Yoon joined J.E. Robert Company, Inc. in 1999 and currently oversees capital markets, finance and accounting, and risk and portfolio management. He also serves on the investment committees for JER Investors Trust Inc. and J.E. Robert Company, Inc. Prior to joining J.E. Robert Company, Inc., Mr. Yoon was an investment banker in the real estate group at Morgan Stanley & Co. Inc. and an attorney at the law firm of Williams & Connolly. He is a member of the bars of the District of Columbia and the State of Maryland.

"Tae-Sik brings great leadership and broad capital markets perspectives to the position of Chief Financial Officer. His diverse work experience combined with his legal background will continue to further position our company for consistent growth," stated Joseph E. Robert, Jr., Chairman and Chief Executive Officer of JER Investors Trust Inc.

About JER Investors Trust Inc.

JER Investors Trust Inc. (NYSE:JRT) is a McLean, Virginia based specialty finance company that originates and acquires real estate debt securities and loans. The Company's target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, as well as commercial mortgage loans, loans to real estate companies, preferred equity and net leased real estate.

This press release contains forward-looking statements that are subject to risks and uncertainties. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations. Important cautionary statements and risk factors that would affect actual results are discussed in the Company's filings with the Securities and Exchange Commission.

CONTACTS:

Dave Sturtevant, ROI:  (703) 813-5643, ext. 243
Tae-Sik Yoon, JER Investors Trust Inc.:  (703) 714-8094